EXHIBIT 99.2

VisionWave Holdings Signs Term Sheet for a Proposed Tier IV Data
Center Joint Venture with Lucky Whale Production Limited

NASDAQ-listed VWAV would hold an approximately 51% effective look-through interest in a proposed Tier IV data center project; consideration to be satisfied in shares valued at approximately US$40 million

WEST HOLLYWOOD, Calif., June 16, 2026, VisionWave Holdings, Inc. (NASDAQ: VWAV) today announced that it has entered into a term sheet (the “Term Sheet”) with Lucky Whale Production Limited (“Lucky Whale”), a Hong Kong-incorporated project sponsor active in real estate project management, to establish a jointly-held company (the “Joint Company”) for the proposed development, ownership and operation of a Tier IV data center campus in Beth Shemesh (Jerusalem district), Israel. The Term Sheet sets out proposed principal terms only. The proposed transaction has not been consummated and remains subject to the completion of due diligence, the negotiation and execution of definitive agreements, and the satisfaction of numerous conditions, including required corporate, stockholder, SEC and Nasdaq approvals. There can be no assurance that the proposed transaction will be completed on the terms described, or at all.

The transaction would give VisionWave Holdings a 68% stake in the Joint Company, which in turn would hold 75% of the project-level special purpose vehicle. This chain structure would give VisionWave an effective look-through interest of 51% in the land, the building permit and the data center project. As consideration for the acquired rights, the Company would allot to the Land Owner shares of VisionWave common stock valued at approximately US$40,000,000, priced by volume-weighted average price (VWAP) near closing, on an all-share basis with no cash component. The number of consideration shares would be fixed near closing, and the issuance, together with the Company’s other recent and pending equity issuances, would be dilutive to existing stockholders. Any issuance would be subject to required approvals, including, to the extent required under Nasdaq rules, approval by the Company’s stockholders.

VisionWave further would commit, in the definitive agreements, to arrange the full capital required to construct and commission the data center, through capital-markets activity and/or institutional project financing, consistent with the original development plan. The Project would require substantial additional capital, and there can be no assurance that such financing would be available on acceptable terms, or at all.

“We are pleased to have signed a term sheet for a proposed joint venture to develop a Tier IV data center in Israel. The proposed all-share structure would allow us to pursue a 51% effective interest in the project without an upfront cash outlay, while we conduct due diligence and work toward definitive agreements. Completion of the transaction remains subject to a number of conditions, and we will provide further updates as appropriate.” Said Doug Davis, Chief Executive Officer, VisionWave Holdings, Inc.

The Proposed Project

The Project is contemplated to be an underground data center campus the subject of an Israeli statutory planning framework. The Phase-1 build is currently contemplated to comprise approximately 15,000 square meters across 10 data halls and to target 10.5 MW of IT load, with a 2N redundant topology targeting Tier IV certification by the Uptime Institute. These specifications are preliminary design parameters, have not been independently verified by the Company, and are subject to change. Key contemplated attributes include:

●	Underground hardened structure engineered to mission-critical specifications, including protection against direct long-range threats

●	Dual 2 × 16 MVA power feeds with 24-hour autonomous on-site fuel and water reserves

●	Direct liquid cooling (DLC) provision to support AI/HPC workloads

●	Carrier-neutral campus with two physically separated Meet-Me Rooms

●	Location adjacent to the Galilee Medical Center

●	Statutory excavation permits reported to be in place, and an engineering package across structural, electrical, mechanical, MEP, security and communications

“The Data Center is an underground, hardened Tier IV-targeted design. We are pleased to bring this project into a proposed joint venture with VisionWave and to advance it through due diligence and definitive documentation.” Said Yuval Birman, Chief Executive Officer, Lucky Whale Production Limited

Transaction Terms and Next Steps

The Term Sheet establishes mutual exclusivity between the parties. Key next steps, subject to the conditions described above, include:

●	Completion of legal, financial, commercial, tax and technical due diligence

●	Execution of Definitive Agreements (joint-company formation, shareholders’ agreement, allotment/exchange agreement and option agreements)

●	Receipt of all required corporate, NASDAQ and SEC approvals, including stockholder approval to the extent required and a fairness opinion if required

●	Financial Close and commencement of construction activities

The Company has filed a Current Report on Form 8-K with the U.S. Securities and Exchange Commission concurrently with or about the time of the issuance of this press release. The Form 8-K should be consulted for the Company’s description of the proposed transaction and the related risk factors.

About VisionWave Holdings, Inc.

VisionWave Holdings, Inc. (Nasdaq: VWAV) is a defense and advanced sensing technology company developing AI-driven, RF-based sensing, autonomy, and computational acceleration technologies for defense, homeland security, and commercial infrastructure applications. VisionWave’s mission is to connect defense innovation with civilian progress through shared core technologies deployed across air, land, and fixed-site environments. The Company’s website is https://www.vwav.inc.

About Lucky Whale Production Limited

Lucky Whale Production Limited (company no. 79079335) is a Hong Kong-incorporated project sponsor active in real estate project management. Lucky Whale has assembled a specialist team to develop the data center.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding the proposed terms and possible closing of the joint venture, the development timeline, cost and financing of the Project, and the Company’s plans and objectives. Forward-looking statements are subject to known and unknown risks and uncertainties, including the risk that definitive agreements are not executed and the proposed transaction is not completed on the terms described or at all; failure to satisfy closing conditions, inability to secure financing on acceptable terms, permitting or regulatory delays, construction cost overruns, failure to achieve projected occupancy levels or pricing, geopolitical and security risks in the region, the dilutive effect of the proposed consideration shares and the Company’s other equity issuances; risks relating to the Company’s status as an early-stage company with a history of losses and significant capital needs; risks relating to applicable Nasdaq and SEC requirements, including those governing significant issuances and changes of control; and other factors described in the Company’s SEC filings. Any projections, valuations or return estimates contained in materials prepared by the Sponsor or its affiliates are not the Company’s projections, have not been independently verified by the Company, and should not be relied upon. The Company undertakes no obligation to update any forward-looking statements, except as required by applicable law.

Contact: investors@vwav.inc